Exhibit 10.50

                          Imagistics International Inc.

                       Non-Employee Directors' Stock Plan
                                 Award Agreement

This is to certify that you have been granted restricted shares of Imagistics International Inc. ("the Company") common stock under Imagistics International Inc. Non-Employee Directors' Stock Plan (the "Directors' Stock Plan"). The restricted shares are granted in recognition of your efforts and contributions to the Company. The number of shares of restricted stock, the date of award, and the vesting schedule associated with the grant are specified on the reverse side of this Agreement.

Prior to the date on which you become vested in the award, you may not sell, transfer, assign, pledge or otherwise encumber any of the shares awarded. However, you will have a right to receive dividends and any other distributions on your restricted shares, and shall have the right to vote those shares, whether or not they are then vested. Once a portion of the option has become vested (i.e., non-forfeitable), the Company will issue certificates and stock powers for the shares in which you have become vested.

If your service as a director of the Company terminates for any reason prior to the completion of the vesting period, any unvested shares shall be immediately forfeited and shall revert to the Company.

This grant is subject in all respects to the detailed terms and conditions of the Directors' Stock Plan. The plan and programs under which these restricted shares are granted are subject to future amendment, modification or termination at any time.

Retention of this Award Agreement will be deemed to be acceptance of the award evidenced by this Award Agreement. Please do not return this Award Agreement to the Company.